UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2004

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6305 El Camino Real, Carlsbad, California		92009
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 931-5500

Not Applicable.
(Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets.

On February 24, 2004, Dot Hill Systems Corp. announced that it had acquired Chaparral Network Storage, Inc., a Delaware corporation, pursuant to the terms of a merger agreement among Dot Hill, Chaparral, a newly formed subsidiary of Dot Hill, and a representative of certain of Chaparral’s stockholders.  Chaparral, based in Longmont, Colorado, is a developer of specialized storage appliances including high-performance, mid-range RAID controllers, and data routers.  Under the terms of the merger agreement, the newly formed Dot Hill subsidiary merged with and into Chaparral, with Chaparral surviving the merger as a wholly-owned subsidiary of Dot Hill.  As a result of this transaction, all outstanding equity interests of Chaparral were converted automatically into the right to receive cash from Dot Hill in an aggregate amount of approximately $62 million.  Dot Hill will use cash on hand to fund the acquisition.  A copy of the press release announcing the acquisition is attached hereto as Exhibit 99.1.

The foregoing summary is a general description of certain terms contained in the merger agreement for the transaction and is qualified in its entirety by reference to the merger agreement, a copy of which is attached hereto as Exhibit 2.1.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Business Acquired.  The consolidated financial statements of Chaparral required by this item will be filed by amendment within 60 days after the last date that this Report must be filed with the Securities and Exchange Commission.

(b)  Pro Forma Financial Information. The pro forma financial information required by this item will be filed by amendment within 60 days after the last date that this Report must be filed with the Securities and Exchange Commission.

(c)  Exhibits.  The following Exhibits are filed as part of this report:

2.1	Agreement and Plan of Merger dated as of February 23, 2004, by and among Dot Hill Systems Corp., DHSA Corp., Chaparral Network Storage, Inc., and C. Timothy Smoot, as Stockholders’ Representative

99.1	Press Release, dated as of February 24, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DOT HILL SYSTEMS CORP.

Dated: February 24, 2004	By:	/s/ Preston Romm
Preston Romm Chief Financial Officer, Vice President, Secretary and Tresasurer

INDEX TO EXHIBITS

2.1	Agreement and Plan of Merger dated as of February 23, 2004, by and among Dot Hill Systems Corp., DHSA Corp., Chaparral Network Storage, Inc., and C. Timothy Smoot, as Stockholders’ Representative

99.1	Press Release, dated as of February 24, 2004